EXHIBIT 10.1

SEPARATION AGREEMENT

THIS Separation Agreement and Release (this “Agreement”) is made and entered into this 26th  day of August and between GARDENBURGER, INC., an Oregon corporation (the “Company”), and Robert T. Trebing (“Executive”) in order to provide for an orderly separation of employment and establish the terms and conditions of Executive’s separation from employment.  This Agreement also fully and completely resolves any and all issues that Executive might have in connection with his/her employment with the Company or the termination of that employment.  This is a negotiated agreement establishing the terms and conditions of Executive’s separation from employment with the Company and it terminates, extinguishes and supersedes the benefits, terms and conditions of employment between Executive and the Company except to the extent prohibited by law.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1.                                       Separation.

Executive’s employment will end effective August 26, 2005 (the “Termination Date”).  Executive shall simultaneously resign from employment and tender a resignation from his/her position as an officer of the Company.  Executive acknowledges that he/she has been and is subject to certain laws governing trading by corporate insiders, and will engage in no trading activities in violation of those laws.  Nothing herein shall affect any right Executive may have to indemnification for acts as an officer of the Company available to him/her under applicable law, the Company’s bylaws, and/or Company acquired liability coverage for directors and officers to the extent that coverage was or is in place at the time this Agreement is signed.

2.                                       Acknowledgement that Wages Received.

Executive acknowledges that the payments made to the date of this Agreement, and payments identified in this Agreement, represent timely and full payment of all wages and compensation owing to him/her as a result of his/her employment including but not limited to accrued vacation pay, bonuses, and other forms of accrued compensation excepting amounts owing under a deferred compensation plan, and include sums in addition to that amount.

3.                                       Severance Pay.

In consideration for Executive’s execution and non-revocation of this Separation Agreement, the Company will provide Executive the sum of $204,000.00 (gross) as severance pay, to be paid in full upon expiration of the right to revoke this Agreement provided that Executive has not exercised the right to revoke.  This amount shall be subject to required withholding for federal, state and local taxes, and usual and customary payroll deductions. Executive agrees and acknowledges that but for this Separation Agreement he/she is not entitled to these sums.

4.                                       Stock Options.

To the extent Executive is a participant in the Company’s Stock Option Plan, his/her rights under that Plan shall be determined by the terms of the Plan and not otherwise.  Nothing in this Agreement is intended to affect any vested rights he/she may have, or in any way alter the rights and obligations specified in the Option Agreements and Plan.

5.                                       Benefit Plans.

Executive’s participation in all employee benefit plans and programs of the Company shall end effective the Termination Date.  Executive’s entitlement to any benefits afforded by any Company benefit plans are governed solely by the applicable plans and policies, which are incorporated herein by this reference.

6.                                       Group Health Care.

Executive shall be entitled to continue his/her current group health care coverage in accordance with the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”).  As consideration for this Agreement, the Company shall reimburse Executive the cost of continuing these benefits for a period of twelve (12) months following termination at the same or comparable levels of coverage, provided however, that if such health and welfare benefits are not available from the Company for any reason, then on the date that such benefits are no longer available, the Company shall pay Executive a lump sum sufficient to enable Executive to obtain equivalent health and welfare benefits from another source.

7.                                       Outplacement.

As consideration for this Agreement and upon Executive’s request, Executive will be afforded outplacement assistance through a provider mutually acceptable to Executive and the Company at a cost to the Company not to exceed $25,000, provided that Executive commences outplacement assistance no later than thirty (30) days following the Termination Date.

8.                                       Confidential Information.

Executive is a party to an Employment Agreement dated February 26, 2004 and an Amendment to Employment Agreement dated March 24, 2005 which imposes certain obligations to preserve the confidentiality of Company information; Executive acknowledges that he/she remains bound by the obligation notwithstanding his/her separation from employment.

9.                                       Release of Claims Required for Certain Benefits.

Executive understands that he/she will not be entitled to receive any payments until he/she executes and delivers the Separation Agreement, and the revocation period set forth in the Separation Agreement has run.

Executive hereby releases and forever discharges the Company, its predecessors, successors and assigns, and its past, present, and future representatives, officers, trustees, shareholders, directors, agents, attorneys, and employees, and their respective successors, assigns, executors, and administrators (collectively, the “Releases”), of and from any and all claims, charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statue, including without limitation, applicable state civil rights laws, Title VII of the Civil Rights Act of 1964, the Post-Civil War Rights Act, the Age Discrimination in Employment Act, 29, USC 621 et seq, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, and any regulations under such laws) up to and including the date set forth below, whether known or unknown, foreseen or unforeseen, asserted or unasserted.

Without limitation on the foregoing, Executive hereby accepts the payments set forth herein in full settlement and satisfaction of all claims, charges, complaints, actions, causes of action, and demands against the Company or any of the Releases of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present, or future on account of or in any way related to or arising from the employment relationship existing between them or the termination of that relationship.  Executive agrees that he/she is lawfully entitled to no payments, wages, compensation, or benefits from the Company except as set forth in this Agreement, and except for any amounts to which he/she is entitled under the terms of the Company 401(k) plan and the Second Amended and Restated Retention Agreement dated July 14, 2005.

Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Notwithstanding the provisions of Section 1542, and for the purposes of implementing a full and complete release and discharge of the Releases, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect all claims which Executive does not know or suspect to exist in Executive’s favor at the time Employee signed this Agreement.  Executive intends this Agreement to extinguish such claims.

Executive represents that he/she has no claims against or relating to the Company pending or filed with any local, state, or federal agency as of the date this Agreement is signed; and that if any such claims are pending or filed, they will be immediately withdrawn or dismissed.  Except where prohibited by law, Executive agrees that he/she will not assert any court action, lawsuit, or any amendment to his/her claims against the Company or any other Releases arising out of or in connection with any of the foregoing released claims, including without limitation any action, lawsuit, or claim arising out of or in connection with the employment relationship existing between the Company and Executive or the termination of that relationship other than one based upon an alleged violation of this Agreement.  Where permitted by operation of law, Executive agrees that his/her sole monetary relief for any claim permitted to be made following execution of this Agreement shall be the monetary relief already provided.

The Company hereby releases and forever discharges Executive and his/her heirs, successors, beneficiaries, agents and attorneys, and their respective successors, assigns, executors, and administrators, of and from any and all charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature and demands of any kind (including without limitation those based in tort, contract, or statue) arising from or based on claims of which any current member of the Company’s Board of Directors has actual knowledge as of the date of this Agreement.

10.  Right to enforce agreement according to terms.

Notwithstanding anything herein, the parties retain all rights to enforce this Agreement according to its terms.

11.  Older Worker Benefit Protection Act.

This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary.  Pursuant to the terms of the OWBPA, Executive acknowledges and agrees that he/she has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Executive hereby acknowledges and agrees as follows:

a.                                       This Agreement has been written in a manner that is calculated to be understood, and is understood, by Executive;

b.                                      The release provisions of this Agreement apply to any rights Executive may have under the ADEA;

c.                                       The release provisions of this Agreement do not apply to any rights or claims Executive may have under the ADEA that arise after the date he/she executes this Agreement;

d.                                      The Company hereby advises Executive to consult with an attorney prior to executing this Agreement;

e.                                       The Company is giving Executive a period of up to twenty-one (21) days to consider this Agreement.  Executive may accept and sign this Agreement before the expiration of the twenty-one (21) day time-period, but he is not required to do so by the Company; and

f.                                         For a period of seven (7) days following the signing of this Agreement, Executive may revoke this Agreement.  Executive will provide written notice of any such revocation to the Company.  This Agreement shall become effective on the eighth day after Executive signs it, if it has not been revoked during the revocation period.

12.                                 Assistance with Litigation and other Business.

The parties recognize that Executive may have specialized information and knowledge that is or may be important to the Company in the event it is involved in disputes, claims or litigation, or may have been involved in incidents or events which relate to disputes, claims or litigation.  For the twelve months following the execution of this Agreement, Executive agrees that he/she will make himself/herself reasonably available to consult or assist the Company in any such matters.  The Company will reimburse any reasonable expenses Executive incurs.  Thereafter, the Company will reimburse Executive for any reasonable expenses and compensate him/her for any time reasonably spent at his/her usual and customary fee for consulting work, and shall provide such indemnification for that work as is available under applicable law, the Company’s bylaws, and the Company’s liability coverage.

13.                                 Nondisparagement.

The parties agree not to make any derogatory remarks of any nature whatsoever at any time about each other, about past or present employees or the Company’s products, publicly or privately, unless required by law.  Nothing here shall limit any party in the giving of truthful testimony or information, where the party is under legal compulsion to do so.

14.                                 Confidentiality of Agreement.

Executive agrees that he/she will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized any of the terms of this Agreement, subject to the following exceptions only: (i) to the extent necessary to represent the Company’s interests in claims or litigation where the Company authorizes disclosure; (ii) to the extent necessary to report income to appropriate taxing authorities, provided any person to whom the information is disclosed shall also be bound by this confidentiality provision; (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to the Company telephonically and in writing, so that  the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to Executive’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement.  Executive may also disclose the terms of this Agreement to his/her lawyers, accountants and financial advisers, and as required to lenders or lending institutions for consideration in applications for loans or credit.

The Company agrees that, except on a business need-to-know basis, it will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement.  These obligations are subject to the following exceptions only (i) to the extent necessary to represent its interests in claims or litigation, (ii) to the extent necessary to comply with government reporting obligations, including but not limited to the Company’s proxy statements where required, (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to Executive telephonically and in writing so that Executive shall have an opportunity to intervene and assert what rights he/she has to nondisclosure prior to the Company’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement.

15.                                 Return of Property.

Executive is a party to an Employment Agreement which requires him/her immediately upon termination to return Confidential Information to the Company.  Executive acknowledges his/her continuing obligations under that Agreement and represents that as of the Termination Date he/she has complied fully with the obligation to return Company’s Confidential Information.

16.                                 Non-Competition.

Executive will not, throughout North America, Europe or Asia either individually or as a director, officer, partner, employee, agent, representative, or consultant with any business, directly or indirectly for three years following the Termination Date:

(a)                                  Engage or prepare to engage in the business of frozen or refrigerated products which contain Imitation Meat products exclusively or as a primary ingredient.  Notwithstanding anything herein, Executive shall not be restricted from engaging or preparing to engage in activities for a business that has a separate product line or division that manufactures or markets products that contain Imitation Meat products as described above, so long as Executive does not personally work in that division or with that product line;

(b)                                 Induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company; or

(c)                                  Solicit, divert, or accept orders for products or services that are substantially competitive with the products or services sold by the Company from any customer of the Company, or suggest, request, or encourage any suppliers or customers of the Company to curtail, reduce, or cancel their business done with the Company, or otherwise solicit for himself/herself or any other person or entity any business of the Company.

While Executive acknowledges that the restrictions contained herein are reasonable, if any term or condition of this Non-competition provision is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court or arbitrator making such determination will have the power to reduce or limit such scope, duration, area, or other factor, and such covenant will then be enforceable in its reduced or limited form.

17.                                 No Admission.

The Parties agree that, by entering into this Agreement, neither party admits, and each Party specifically denies, any violation of any local, state, or federal law, common or statutory.  The Parties recognize that this Agreement has been entered into in order to achieve an orderly separation and nothing contained herein shall be construed to be an admission of liability or a concession of any kind.

17.                                 Consequences of Breach.

If Executive materially breaches this Agreement, the Company shall be relieved of any obligation to make any payment not yet made provided that an arbitrator in a proceeding duly commenced by the Company pursuant to this Agreement shall have determined that Executive has materially breached the Agreement.  The Company may suspend any payments due under the Agreement during the pendency of the Arbitration proceeding but if the Arbitrator concludes there was no material breach, the Company shall forthwith discharge all arrears together with interest accrued from the date the payment was suspended payable at prime.

18.                                 Integration.

The Parties agree that this Agreement (together with the documents incorporated by reference) states the entire agreement of the Parties and except as expressly provided, referenced or incorporated herein, supersedes all prior and contemporaneous negotiations and agreements, oral or written.  Each Party expressly acknowledges that the other Party did not, directly or indirectly, make any promises, representations, or warranties whatsoever, express or implied, other than those contained in this Agreement.  The Parties further agree that this Agreement may be amended only by a subsequent writing signed by both of the Parties.

19.                                 Waiver.

No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

20.                                 Binding Effect.

All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns; provided, however, that the obligations of Executive are personal and shall not be assigned by him/her.

21.                                 Severability.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable.  The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision.

22.                                 Arbitration.

The parties agree that any dispute relating to this Separation Agreement shall be resolved in accordance with the provisions governing arbitration set forth in the Employment Agreement.

23.                                 Knowing and Voluntary Agreement; No Pressure or Coercion.

Executive acknowledges and agrees that the only consideration for this Agreement is the consideration expressly described herein, that he/she has carefully read the entire Agreement, that he/she has had the opportunity to review this Agreement and to have it reviewed and explained to him/her by an attorney and financial counsel of her choosing, that he/she fully understands its final and binding effect, and that he/she is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims, without any undue pressure or coercion from the Company.

GARDENBURGER, INC.

/s/ Robert T. Trebing	/s/ Scott Wallace
Robert T. Trebing	Scott Wallace
President & Chief Executive Officer